Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Francois Lebel, an individual (the “Employee”), and Spectrum Pharmaceuticals, Inc., on behalf of itself and all of its affiliated entities (collectively, the “Company”).

1.      Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth calendar day after it has been executed by both of the parties (the “Effective Date”), unless the Specified Sections (as defined in Section 12(c), below) have been timely and properly revoked as provided in Section 12(c) before the Effective Date.

2.    Termination of Employment. The Employee has been employed by the Company as its Chief Medical Officer on an at-will basis, pursuant to an employment agreement between the Employee and the Company, dated June 19, 2019 (the “Employment Agreement”). Through mutual agreement, the parties hereby agree that the Employee’s employment with Company will terminate on December 31, 2022 (the “Termination Date”). By entering into this Agreement, the Employee expressly waives all of his rights, benefits and all other types and forms of compensation that he may have been entitled to upon separation from employment as set-forth in the Employment Agreement, and the Employee’s separation is viewed and understood by Employee and the Company to be a voluntary resignation without “Good Reason” (as defined in the Employment Agreement). Accordingly, and for sake of clarity, by virtue of the parties’ mutual agreement and with the Employee’s execution of this Agreement, Employee is not owed and will not in the future be entitled to any compensation, any equity or any other awards or benefits that were contemplated in the Employment Agreement and could have been received by Employee as set-forth in the Employment Agreement. The Employee further acknowledges that Employee’s employment with the Company has irrevocably and forever ended and will not be resumed at any time.

3.    Final Wages. On the Termination Date, the Company shall pay Employee all final wages and for all accrued, unused vacation time earned up until the Termination Date, less required tax withholdings and authorized deductions. ·

4.    Separation Payment; Conditions for Payment.

(a)    In return for the Employee’s promises in this Agreement and, together with the payments described in Section 3 of this Agreement, in full satisfaction of any other amounts or benefits the Company might otherwise owe employee under the terms and conditions of the Employment Agreement including, but not limited to Section 5 thereof, the Company will provide the Employee with: (i) a bonus for the 2022 calendar year, of $148,500 USD, (ii) distribution of Employee’s deferred compensation subject to regulatory guidelines, including vesting of Company match that is attributable to the 2022 plan year and (iii) accelerated vesting of any stock issued by the Company, including options or shares subject to options granted to the Employee under the Company’s Long Term Investment Plan (the “Plans”) and/or under any stock option agreement between the Employee and the Company that were scheduled to vest in January, February & March of 2023 will be accelerated and vest or become exercisable as of the Termination Date (the “Accelerated Vesting”); the amounts set forth in clauses (i) (ii) and (iii) collectively being referred to as the “Separation Payment”.

(b)    The Separation Payment Shall be made in two parts. Part one shall consist of the Employee’s bonus as defined in 5(a)(i) and will be mailed or wired to the Employee in one (1) lump sum within thirty (30) days following the later of the Effective Date or Termination Date. Part two of the Separation Payment shall consist of the Employee’s deferred compensation as defined in 5(a)(ii). The Employee is a “Specified Employee” as defined under Section 409A of the Internal Revenue Code and as such, Employee’s deferred compensation payment will begin no earlier than six months following the Employee’s termination. The Company agrees to make the deferred compensation payment on the first payroll cycle after the six-month statutory period has expired.

5.    No Accelerated Vesting of Stock Options. The Employee and the Company hereby agree that, , no additional options or shares subject to stock options, restricted or performance stock units, stock appreciation rights, restricted stock award, or otherwise granted to the Employee under the Plan and/or under any stock option, restricted stock unit, or performance stock unit, stock appreciation rights, restricted stock award or other equity award agreement between the Employee and the Company that were not vested as of the Termination Date (collectively, “Unvested Awards”), shall vest or become exercisable at any time after the Termination Date and that Sections 9 and 10 of this Agreement include a waiver by employee of all known and unknown rights Employee had or might otherwise have had with respect to such Unvested Awards and that all such Unvested Awards irrevocably terminated on the Termination Date and that Employee shall not be entitled to any compensation or payment in connection therewith.

6.    Acknowledgement of Total Compensation and Indebtedness. The Employee acknowledges and agrees that the payments in Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to Employee as a result of Employee’s employment by the Company through the Termination Date, including any bonus compensation.

7.    Tax Consequences. The Employee acknowledges that (a) the Company has not made any representations to Employee about, and that Employee has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) Employee has or will consult with Employee’s own tax advisors as to any such tax consequences, and (c) that Employee, and not the Company or any other Releasee (as defined below), will be solely liable for any individual tax consequences.

8. Release by Employee.

(a)    Except as otherwise expressly provided in this Agreement, the Employee, for Employee’s self and Employee’s heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, its parents, affiliates, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, remuneration, or termination of the Employee by any of the Releasees, the Employee’s tenure as an employee of the Company, any agreement or compensation arrangement between the Employee and the Company to the maximum extent permitted by law. The Employee specifically and expressly releases any Claims arising out of or based on: the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002; the Nevada Fair Employment Practices Act; California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Genetic Information Nondiscrimination Act; the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA); the Americans With Disabilities Act; the Employee Income Security Act of 1974 (ERISA); any provision of the laws of Nevada, Maryland, Massachusetts and California governing wages and hours; the California Labor Code; the California Business and Professions Code; the Nevada, and California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule or regulation dealing with the employment relationship.

(b)    Governmental Agencies. Notwithstanding the release of claims language set forth in this Section 9, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceedings before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(c)    Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that the Employee has to indemnification, advancement and/or reimbursement of expenses (including reasonable attorneys’ fees) by the Company with respect to which the Employee may be eligible as provided in California Labor Code section 2802, the Company’s Articles of Incorporation, Bylaws and/or law, and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, or any other applicable source. Furthermore, this agreement does not waive Employee’s right to any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents while he was employed at the Company.

9. Waiver of Civil Code Section 1542.

(a)    The Employee understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. The Employee expressly waives and relinquishes any and all rights he may have under any law designed to prevent the waiver of unknown claims, such as California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(b)    It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

10.    Release of Federal Age Discrimination Claims by the Employee. The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the other Releasees regarding any actions which occurred prior to the Effective Date.

11.    Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:

(a)    The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)    The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and

(c)    The Employee has seven (7) calendar days after signing this Agreement to revoke Sections 7, 9, 10 and 11 of this Agreement (collectively, the “Specified Sections”), which must be revoked in their entirety and as a group, and the Specified Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise. The Employee agrees that in order to exercise Employee’s right to revoke the Specified Sections of this Agreement within such seven (7) day period, he must do so in a signed writing document delivered to the Company’s Executive Vice President, Chief Legal Officer & Corporate Secretary, Keith McGahan, by email sent to: keith.mcgahan@sppirx.com before the close of business on the seventh calendar day after he signs this Agreement. If the Employee timely revokes the Specified Sections of this Agreement, he will not receive the Separation Payment or any portion of it.

12.    Confidentiality of Agreement. After the execution of this Agreement by the Employee, neither the Employee, Employee’s attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by the Employee to Employee’s attorney, tax advisors and/or Employee’s spouse, or as may be required by law.

13.    No Filings. The Employee warrants that as of the date of execution of this Agreement, he has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or whistleblower proceeding before any federal, state, or local government agency relating to the Company. In addition, to the maximum extent permitted by law, Employee agrees that if any lawsuits or claims, charges or complaints are made against the Company or the other Releasees with any local, state or federal agency or court in whole or in part on Employee’s behalf, the Employee shall not be entitled to recover any individual monetary relief or other individual remedies, and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or any agency purports to bring any legal proceeding, in whole or in part, on behalf of the Employee based upon events occurring prior to the execution of this Agreement , the Employee will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice. Employee further warrants that he has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law. Such disclosure must include how he has firsthand knowledge of the known or suspected violation. If Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured. The Employee also agrees that to the maximum extent allowed by law he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding. This Section 14 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 11 of this Agreement.

14.    Confidential. Proprietary and Privileged Information. In addition to Employee’s obligations under that certain CA Employee Obligations Agreement (B) (the “Obligations Agreement”), which Employee hereby reaffirms and a copy of which is attached as Exhibit A, Employee agrees that:

(a)    The Employee acknowledges that during the course of or related to Employee’s employment with the Company he was provided access to certain confidential and/or proprietary information regarding the Company and its business that is not generally known outside of the Company (collectively, “Confidential and Privileged Information”). Confidential and Privileged Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets; inventions; processes; formulae; programs; technical data; research and product development; marketing and advertising plans and strategies; confidential information about prospects, suppliers, vendors, and key employees; and any other confidential, proprietary and or privileged information relating to the Company or its business. The Employee agrees that the Confidential and Privileged Information is the sole property of the Company. The Employee further agrees that he will not disclose to any person or use any such Confidential and Privileged Information without the written consent of the Company’s Board of Directors. If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential and Privileged Information, or if he is contacted by any third person requesting such information, he will notify the Company’s Executive Vice President, Chief Legal Officer & Corporate Secretary, as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof, including by assertion of the attorney-client privilege. Any other agreement between the Employee and the Company for the protection of confidential and proprietary information remains in effect, and in the event that any provision of this Section 15(a) conflicts with any provision in such other agreement, the terms and provisions of the agreement providing the greatest protection to the Company shall control.

(b)    The Employee represents and warrants that they have returned all files, product and process information, clinical trial materials, clinical data, technical information, analytical data, laboratory notebooks, supplier lists, customer lists, financial information, Confidential and Privileged Information, and other property of the Company that were in Employee’s possession or control without retaining either electronically stored or physical copies thereof.

(c)    To the extent the Obligations Agreement contains different terms than this Agreement or such terms conflict with this Agreement, the Employee agrees that the Company may enforce either the Obligations Agreement or this Agreement, or both, as it determines in its sole discretion.

15.    Returning of Company Property. Except for the Company credit card, which is required to be returned upon the execution of this agreement, the Employee is authorized to maintain the company property in his possession for the duration on his consulting period. Employee will be required to return all company property including but not limited to key, key fobs, laptops, computers, telephones, and mobile phones on the last day of the consulting period.

16.    Remedies. The Employee acknowledges that any misappropriation or misuse of trade secrets or unauthorized disclosure of Confidential and Privileged Information of the Company, and any violation of Sections 13 and 15 of this Agreement, will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to seek immediate injunctive relief.

17.    Cooperation Clause. Upon the receipt of reasonable notice from the Company (including outside counsel), Employee agrees that Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Employee’s employment with the Company. Employee will testify truthfully in connection with any lawsuit, investigation, proceeding, administrative review, or arbitration. Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not provide such assistance unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Employee in complying with this Section 17. Any such cooperation request from the Company shall be reasonable and shall accommodate Employee’s personal and business commitments and shall not interfere with Employee’s ability to engage in gainful employment. If, following March 2023, the amount or duration of the time required by Employee to provide such cooperation exceeds four hours in any week, the Company will provide reasonable compensation to Employee, as an independent contractor, at a rate to be determined by the parties, subject to Employee’s submission of an invoice setting forth the time incurred and a description of such cooperation services.

18.    Non-disparagement. The Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and any director, officer or employee and/or the products and services of the Company to any third party. Nothing in this provision shall preclude Employee from truthfully responding to any questions that Employee is legally required to answer. The Company agrees that its current directors and officers shall not disparage or otherwise publish or communicate derogatory statements about the Employee to any third party.

19.    Hiring of Spectrum Employees.    Employee agrees a period of one (1) year from the execution of this Agreement, Employee will not, directly or indirectly, solicit for employment or other service relationship or hire for employment or other service relationship any employee of Spectrum with whom the Employee has had contact or who becomes known to Employee. Notwithstanding the foregoing Employee will not be prohibited from (i) soliciting for employment any person through a public nontargeted and general advertisement or job site listing, so long as the Employee does not provide individual names or positions of Spectrum Employees, to a recruiter or other individuals responsible for filling the position or (ii) soliciting, recruiting or hiring any individual whose employment or services with Spectrum have been terminated more than six months prior to the date of the otherwise prohibited conduct or (iii) hiring a current or former Company Employee upon written approval by the Company.

20.    Clawback. Company will not clawback any amount paid to Employee pursuant to this Agreement but for that which is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

22.    Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Orange County, California, unless the parties agree to another location:, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Except as provided above, the parties agree that the provisions of Section 8 of the Employment Agreement shall govern the arbitration. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement (other than claims under the ADEA, to the extent required by applicable law) or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 22 shall not restrict actions for equitable relief by the Company or by Employee for violation of Sections 13, 15, 17, 18 and 19 of this Agreement.

23.    Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

24.    Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

25.    Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

26.    Entire Agreement. In deciding to sign this Agreement, Employee represents and agrees that Employee did not rely on any representations that are not set forth in this Agreement or that certain consulting agreement by and between the Company and Employee to be entered into effective as of January 2, 2023 (the “Consulting Agreement”). This Agreement, together with Sections 8 (as modified by Section 21 of this Agreement), 9, and 10 of the Employment Agreement, the Consulting Agreement and the Obligations Agreement, represent the sole and entire agreement between the parties, and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

27.    Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

28.    Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

29.    Counterparts. This Agreement may be executed in one or more counter- parts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

30.    Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to Employee’s estate.

31.    Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee:	Francois Lebel, M.D., FRCPC at the most-recent address reflected in the Company’s human resource files

If to the Company:	Spectrum Pharmaceuticals, Inc. 2 Atlantic Ave. 6th Floor Boston, MA 02110

Attn: Executive Vice President, Chief Legal Officer & Corporate Secretary Email: keith.mcgahan@sppirx.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

EACH OF THE PARTIES ACKNOWLEDGES THAT THEY HAVE READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EMPLOYEE, EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Employee”	/s/ Francois Lebel, M.D., FRCPC
Francois Lebel, M.D., FRCPC

Dated: December 31, 2022

“Company”	SPECTRUM PHARMACEUTICALS, INC.

	By:	/s/ Keith McGahan
	Name:	Keith McGahan
	Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary

	Dated:	December 31, 2022

Exhibit A

SilkRoad Onboarding - CA EE OBLIGATIONS AGREEMENT B

SPECTRUM™
PHARMACEUTICALS
Redefining Cancer Care

CA EMPLOYEE OBLIGATIONS AGREEMENT (B)

This Employee Obligations Agreement (the "Agreement") is made and entered into by Spectrum Pharmaceuticals, Inc. (the "Company") and ______ (Employee's name) ("you" or "your") and confirms the parties' understanding with respect to, among other things: (i) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and any present or future parent, subsidiary or affiliate thereof (collectively, with the Company, the "Company Group"); and (ii) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company Group. Your execution and return of this Agreement is a condition of your affiliation with the Company.

In consideration of: (i) the commencement of your employment with the Company or your continued employment with the Company, as the case may be; (ii) the compensation to be paid to you; (iii) the mutual promises and covenants contained in this Agreement; and (iv) other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, you and the Company have agreed as follows:

1. (a) Certain Acknowledgements and Agreements.

(i) You acknowledge that during the course of your affiliation with the Company Group, the Company Group will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company Group's business and that the Company Group will provide you with unique and specialized training, experiences and opportunities.

(ii) For purposes of this Agreement, "Confidential Information," means confidential and proprietary information of the Company Group, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, marketing plans, strategies, forecasts, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, pricing, sales prospects, client and partner lists, inventions, tests, test results, product assessments, improvements or any other scientific, technical or trade secrets of the Company Group or of any third party provided to you or the Company Group, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you. The phrase, "trade secrets," as used in this Agreement, will be given its broadest possible interpretation under the law of California and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(iii) In the course of your employment with the Company, you will be introduced to and collaborate with other Company Group employees and consultants. You acknowledge that any and all "goodwill" created through such relationships belongs exclusively to the Company Group, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between you and any employees or contractors of the Company Group.

(b) Non-Solicitation of Employees. During the period in which you are employed by or otherwise affiliated with the Company Group and for a period of one (1) year following the termination of your affiliation with the Company Group for any reason or for no reason, you will not, without the prior written consent of the Company Group, for yourself or on behalf of any other person or entity, directly or indirectly, (a) solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company Group to end or reduce such person's relationship with the Company Group; or (b) employ, hire, cause to be employed or engaged, or solicit the employment or the engagement as a consultant any employee of or consultant to the Company Group while any such person is affiliated with the Company Group or within six (6) months after any such person ceases to be affiliated with the Company Group.

(c) Non-Competition & Non-Solicitation of Customers/Business Partners During Employment. During the period in which you are employed by or otherwise affiliated with the Company Group, you will not, without the prior written consent of the Company, for yourself or on behalf of any other person or entity, directly or indirectly:

(i) Either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned with, connected with or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly Competitive with the Company Group, and/or which in any other way constitutes an actual or perceived conflict of interest, except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business; or

(ii) Solicit, divert, appropriate, take away, or attempt to solicit, divert, appropriate, or take away: (a) any customer or other business partner of the Company Group; (b) any person or entity which was a customer or business partner of the Company Group at any time during the six (6) month period preceding such actual or attempted solicitation, diversion or appropriation; (c) any prospective customer or business partner with respect to which the Company Group has developed or made a sales presentation (or similar offering of services) during the six (6) month period preceding such actual or attempted solicitation, for the purpose of competing with the Company Group or reducing the Company Group's relationship with any customers or other business partners of the Company Group; or

(iii) Interfere, with or attempt to interfere with, the relations between the Company Group and any vendor or supplier to the Company Group.

(iv) You acknowledge that a business will be deemed "Competitive" with the Company Group if it engages in the marketing, production, manufacture, distribution, sale, or provision of any product or service similar to products or services which were performed, produced, marketed, manufactured, distributed, sold, provided, under development, or planned by the Company Group during your affiliation with the Company or which could substitute for such products or services. You and the Company agree that as of the date you sign this Agreement, the Company's business includes, but is not limited to, studying, researching, testing, developing, manufacturing, marketing, promoting, and selling HDC AC inhibitors and other pharmaceutical and biotechnology drugs primarily intended for the treatment of cancer, including but not limited to lymphoma, bladder cancer, colorectal cancer, and prostate cancer. You and the Company further agree that the scope and nature of the Company's business will likely grow and expand during your employment with the Company and that the Company's ability to enforce the terms of this Agreement shall in no way be limited by the preceding sentence.

(d) Survival of Acknowledgements and Agreements. You understand and agree that your acknowledgements and agreements set forth in this Section 1 will survive the termination of your affiliation with the Company for any reason or for no reason. You further understand and agree that your responsibilities, duties, position, compensation, title and/or other terms and conditions of employment may change from time to time or you may have a break in service or employment with the Company and, notwithstanding any change in any terms and conditions of employment or a break in service or employment, the acknowledgements and agreements set forth in this

https://spectrumpharm-redcarpet.silkroad.com/...xSpA%2fnQGq%2bJTrvTILyOtrjoG1yE4WAaZrd4QFB9OWc2V4QCyAbLmpOkq94sMKAN8%2f7nDvF9CFTOtLRRJzBAOukhHptbqCE%3d[6/12/2019 10:50:11 AM]

CA EMPLOYEE OBLIGATIONS AGREEMENT (B) This Employee Obligations Agreement 1. (a) (I) (II) (III) (b) (c) Certain Acknowledgements and Agreements.